SHAREHOLDERS AGREEMENT

Entered into and executed on July 5, 2007

by and between

N.D.R.L Investments (1998) Ltd., a private limited company organized under the laws of Israel, whose registered office is situated at 2 Kaufman Street, Tel Aviv (hereinafter "NDRL") and Nichsei Adinoam Ltd., a private limited company organized under the laws of Israel, whose registered office is situated at 2 Kaufman Street, Tel Aviv (hereinafter "Nichsei Adinoam") (hereinafter jointly and severally, "the Lautman Group"), of the first part

and

GMM Capital LLC, a Delaware limited liability company of 1450 Broadway, New York, New York, 10018 (hereinafter "GMM"),

of the second part

(GMM collectively with the Lautman Group are hereinafter referred to as the "Parties")

WHEREAS	the Parties are shareholders in Delta Galil Industries Limited (hereinafter referred to as "the Company" or "Delta Galil"); and
WHEREAS

the issued share capital of the Company is NIS 20,113,711 divided into 20,113,711 Ordinary Shares of a nominal value of NIS 1 each (hereinafter "Shares") of which 1,206,802 are held by Delta Galil as treasury stock; and

WHEREAS	On the date hereof, the Lautman Group holds beneficially and of record (in the aggregate) 2,144,993 Shares; and
WHEREAS

the Parties, with the agreement of Isaac Dabah, Dov Lautman and Noam Lautman have agreed to replace and restate the Shareholders' Agreement amongst them dated August 30, 2005 in accordance with the terms and provisions contained herein (as so restated, this "Agreement");

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and subject to the terms and conditions set forth herein, the Parties hereto agree as follows:

1.	Right of First Refusal; Requirements Concerning the Disposal of Shares

Any transfer of the Shares held by the Lautman Group on the date hereof, shall be subject to the following:

(a)

Except with respect to a transfer to a Permitted Transferee as specified below, any member of the Lautman Group proposing to transfer all or any of the Shares held by it (the "Offeror") shall notify GMM in writing offering to sell such Shares to GMM (the "Offer"), which notice shall state (i) the number of such Shares proposed to be transferred (the "Offered Shares"), (ii) the name of the proposed purchaser thereof (except with respect to sales of shares on the TASE or NASDAQ) and (iii) the terms of the proposed transfer and the transferring Party's bona fide intention to transfer the Shares on such terms. If the Offeror submits an Offer to sell the Offered Shares on the TASE (or NASDAQ), then the price of the Offer will be the weighted average of the closing market price of the Shares on the TASE (or NASDAQ, as the case may be) during the three (3) trading days immediately preceding the date of the Offer (the "Average Price").

(b)

GMM may accept such Offer in respect of all but not less than all of the Offered Shares, by giving a written notice to that effect to the Offeror (hereinafter the "Purchase Notice") within five (5) business days after being served with the Offer with respect to an Offer that is not by way of a sale on the TASE or NASDAQ, and within one (1) business day, with respect to a proposed sale on the TASE or NASDAQ (the "Offer Notice Period"). Notwithstanding the aforesaid, with respect to the sale of Shares on the TASE or NASDAQ; or in the event that the Offeror advises GMM, in the Offer Notice, that the Offer is made, based upon an agreement of the Offeror with a person that is willing to purchase less than the full number of Shares being offered, GMM may accept the Offer within the Offer Notice Period, with respect to part of the Offered Shares.

(c)

The delivery to the Offeror of the Purchase Notice as aforesaid will constitute a binding agreement between the Offeror and GMM as to the purchase and sale of the Offered Shares to GMM, free and clear of any liens or other encumbrances, at the price and on the terms set forth in the Offer.

(d)

With respect to any Offer accepted by GMM, GMM shall pay the relevant price of the Offered Shares within fourteen (14) days from the receipt of the Purchase Notice (or on a later date, if such date is specified in the Offer), or if the Offeror submits an Offer to sell the Offered Shares on the TASE (or NASDAQ), then the price of the Offer shall be paid within five (5) business days of the Purchase Notice, in each case against receipt of a duly executed Share Transfer Deed (or Deeds) and Share certificates (as appropriate) for the Offered Shares.

(e)

If GMM fails to notify the Offeror in writing of the acceptance of the Offer within the Offer Notice Period, GMM will be deemed to have rejected the Offer and the Offeror may sell to the person named as the purchaser in the Offer, the Offered Shares at a price and on terms which are not less favorable to the Offeror than those of the Offer, during a forty-five (45) day period following the expiry of the Offer Notice Period. If the Offer was to sell the Offered Shares on the TASE (or NASDAQ), then there will be no limitation as to the price of the Shares to be sold and the Offeror shall have the right to sell the same number of Shares on the TASE (or NASDAQ) within the same 45 day period, without being subject to the Right of First Refusal as specified in this Section. If the Offeror fails to sell the Offered Shares under those terms during the forty-five (45) day period, the right of the Offeror to sell the Offered Shares will again be subject to the Right of First Refusal as specified in Section 1 (a) above. Notwithstanding the foregoing, in the event of any sale that is to be made on the TASE (or NASDAQ), if after making the Offer, but prior to the sale the per share price of the Shares at or prior to the time of such sale declines by more than 15% from the Average Price set forth in the Offer, then the Offeror will be required to either (i) again comply with the provisions of Sections 1(a)-(d) above prior to effecting the sale of such Shares pursuant to Section 1(e) or (ii) withdraw its Offer and not sell its Shares pursuant to this Section 1(e).

(f)

Notwithstanding anything to the contrary contained herein, the Lautman Group may transfer, sell or otherwise assign any of its Shares to: (i) Dov Lautman, Noam Lautman, their's spouse, siblings, ancestors, and descendents (whether natural or adopted), any spouses of such siblings, ancestors or descendants ("Relatives"), or any trust (including "Hekdesh") for the benefit or under the control of such Shareholder or Relatives or any of the foregoing; (ii) a person or entity that Controls or is Controlled by such shareholder or any of their Relatives; (iii) in the case of a body corporate, to its shareholders on the date of execution of this Agreement and their Relatives in the same proportion as their ownership interest on the date of execution of this Agreement in the body corporate; (iv) to any member of the Lautman Group; (v) a transfer by any Party of any shares to a recognized charitable organization, or (vi) one (or more) transfer(s) of up to 200,000 Shares in any twelve (12) month period commencing the date hereof. (each, a "Permitted Transferee").

2.

No sale or transfer under Section 1 (e)(i-iv), to any Permitted Transferee shall be permitted or of any effect unless and until the proposed purchaser or transferee referred to therein undertakes in writing towards GMM, to be bound by all the provisions of this Section 1 as if it were a party hereto in place of the Offeror.

3.

Any transfer of the Control in any entity which holds, directly or indirectly, Shares in Delta Galil to any party which is not a Permitted Transferee shall be deemed to be a transfer of the Shares of Delta Galil held by such entity, and will be subject to the Right of First Refusal specified in section 1 of this Agreement. In such event, the said Party shall be obligated to send to GMM, prior to the transfer of Control, an Offer with respect to the Shares held by such Party which will be subject to all the terms applied with respect to an Offer that is not by way of a sale on the TASE or NASDAQ, provided that the price in respect of such Shares shall be deemed to be the weighted average of the Closing Price (as defined in the Agreement between the Parties dated July 1, 2007) of the Shares on the TASE during the three (3) trading days immediately preceding the date of the Offer. For the purpose of this clause, "Control" shall mean holding of 70% or more of the outstanding issued share capital (or other voting securities) of the relevant entity.

4.	Duration

This Agreement shall continue in full force and effect until the earlier of the following, upon which event this Agreement shall cease to have any further force or effect:

(i)	The date on which GMM ceases to hold at least twenty percent (20%) of the Shares of the Company; or
(ii)	the date on which the Lautman Group (together with its Permitted Transferees of the type referred to in clauses (i)-(iv) of Section 1(f) holds less than 500,000 Shares of the Company
5.	Governing Law and Competent Court

The construction, validity and performance of this Agreement shall be governed by the Laws of the State of Israel, and the competent courts of Tel-Aviv shall have exclusive jurisdiction in all matters relating to this Agreement.

6.	Conflict of Terms

In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Company's Memorandum and Articles of Association, the terms of this Agreement shall prevail as between the parties hereto.

7.	Miscellaneous
(a)

Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof. This Agreement shall replace the Shareholders Agreement – dated August 30, 2005.

(b)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
(c)	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(d)	Amendments. No modification or amendment of this Agreement may be made except by an instrument in writing, signed by all the parties hereto.

8.	Notices

Any notices or communications required or permitted hereunder shall be deemed sufficiently given by any of the parties hereto to the other party of such notice or communication is in writing and delivered personally or sent by registered mail or by facsimile, as set out in the Agreement between the Parties dated July 1, 2007.

Either party shall, from time to time, be entitled by notice in writing to the other parties hereto, to change its aforesaid address to another address, such notice shall come in to effect upon receipt thereof by the other parties.

AS WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

_______________________________ N.D.R.L INVESTMENTS (1998) LTD	___________________________________ GMM CAPITAL LLC
________________________________ NICHSEI ADINOAM LTD.

CONSENT

We, the undersigned, hereby agree to

this Agreement

_______________________________ DOV LAUTMAN	___________________________________ ISAAC DABAH
________________________________ NOAM LAUTMAN